EXHIBIT 99.1

Kim Harris Jones Appointed to TrueBlue Board of Directors

TACOMA, WASH.-May 11, 2016 -TrueBlue, Inc. (NYSE: TBI) announced today that Kim Harris Jones has been appointed to the company’s board of directors, effective immediately.

Jones, 56, is a former senior vice president and corporate controller of Kraft Foods Inc. and then Mondelez International, the company formed by Kraft’s split into two domestic and international publicly- traded corporations. She also had a long career at Chrysler, where she served in a variety of leadership positions including corporate controller. She was named to the list of “25 Women to Watch” by CFO Magazine and to the “75 Most Powerful Women in Business” by Black Enterprise Magazine.

“We were looking for candidates with the international experience and financial acumen needed to guide our company through its continuing expansion and growth, and Kim was a perfect fit,” TrueBlue Chairman Joe Sambataro said. “Her recognition as one of the leading women executives in America is well deserved, and we look forward to bringing her vision and skills to the board.”

Jones is joining a company that has grown in the past several years to become one of the world's leading suppliers of workforce solutions, including specialized staffing, onsite workforce management, and recruitment process outsourcing. TrueBlue reported record revenue of $2.7 billion in 2015.

About TrueBlue:
TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions including staffing, large-volume on-site workforce management, and recruitment process outsourcing to fill full-time positions. Based in Tacoma, Wash., TrueBlue serves clients globally and connects as many as 840,000 people to work each year in a wide variety of industries. Learn more at www.trueblue.com.

Contact:
Stacey Burke
TrueBlue V.P. Corporate Communications
253-680-8291